Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
Introduction
On November 25, 2024, Old National Bancorp (the “Company” or “Old National”), Bremer Financial Corporation (“Bremer”), and ONB Merger Sub, Inc. (“ONB Merger Sub”), a wholly-owned subsidiary of Old National, entered into an Agreement and Plan of Merger (“Merger Agreement”) providing for the acquisition of Bremer by Old National. Pursuant to the Merger Agreement, on May 1, 2025, ONB Merger Sub first merged with and into Bremer (the “first step merger”), with Bremer as the surviving corporation in the first step merger as a wholly-owned subsidiary of Old National. Immediately following the first step merger, and as part of a single, integrated transaction, Bremer then merged with and into Old National (the “second step merger” and together with the first step merger, the “mergers”), with Old National as the surviving corporation in the second step merger.
The following unaudited pro forma condensed combined financial data is based on the separate historical financial statements of Old National and Bremer after giving effect to the mergers. The unaudited pro forma condensed combined financial data has been prepared in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission (the “SEC”) and should be read in conjunction with the accompanying notes.
The unaudited pro forma condensed combined balance sheet as of December 31, 2024 combines the audited consolidated balance sheet of Old National as of December 31, 2024 with the audited consolidated balance sheet of Bremer as of December 31, 2024, giving effect to adjustments that depict the accounting for the mergers and the full physical settlement of the forward sale agreements (as defined below). See “Forward Sale Agreements” section below for more information on the forward sale agreements.
The unaudited pro forma condensed combined statement of income for the year ended December 31, 2024, combines the audited consolidated statement of income of Old National for the year ended December 31, 2024, with the audited consolidated statement of income of Bremer for the year ended December 31, 2024, giving effect to adjustments that depict the accounting for the mergers and the forward sale agreements as if adjustments were made and the full physical settlement of the forward sale agreements occurred on January 1, 2024.
The unaudited pro forma condensed combined financial data was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:
•The historical audited consolidated financial statements of Old National as of and for the year ended December 31, 2024 (included in Old National’s Annual Report on Form 10-K for the year ended December 31, 2024); and
•The historical audited consolidated financial statements of Bremer as of and for the year ended December 31, 2024, which are being filed as Exhibit 99.1 to this Amendment No. 1 to Form 8-K.
The unaudited pro forma condensed combined financial data should also be read together with other financial data included or incorporated by reference in Old National’s Registration Statement on Form S-4 in connection with the mergers filed with the SEC on January 14, 2025, as amended on January 29, 2025.
The foregoing historical financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The unaudited pro forma condensed combined financial data have been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial data. The pro forma adjustments reflect transaction accounting adjustments related to the mergers and the forward sale agreements, all of which are discussed in further detail below. Amounts presented reflect the accounting for the acquisition of Bremer by Old National. The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not purport to represent the combined company’s consolidated results of operations or consolidated financial position that would actually have occurred had the mergers been consummated and the forward sale agreements been fully physically settled on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.
The unaudited pro forma condensed combined financial data appearing below also does not consider any potential effects of changes in market conditions, certain asset dispositions, cost savings, or revenue synergies, among other factors, and, accordingly, does not attempt to predict or suggest future results. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the purchase price reflected in the following unaudited pro forma condensed combined financial data is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded in Old National’s financial statements that reflect the completion of the mergers.

Accounting for the Mergers
The acquisition of Bremer will be accounted for using the acquisition method of accounting. The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values. The preliminary allocation of the purchase price reflected in the following unaudited pro forma condensed combined financial data is subject to adjustment. Any changes in the fair values of the net assets or total purchase price as compared with the information shown in the unaudited pro forma condensed combined financial data may change the amount of the total purchase consideration allocated to goodwill, deferred taxes, and other assets and liabilities, and may impact the combined company’s statement of income.
Forward Sale Agreements
On November 25, 2024, Old National entered into (i) an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., as representative for the underwriters named therein (collectively, the “Underwriters”), Citibank, N.A., acting in its capacity as the forward purchaser (the “Forward Purchaser”), and Citigroup Global Markets Inc., acting in its capacity as the forward seller (the “Forward Seller”), relating to the registered public offering and sale by the Forward Seller of 19,047,619 shares of common stock, no par value, of the Company (“Old National common stock”), and (ii) a forward sale agreement (the “Initial Forward Sale Agreement”) with the Forward Purchaser relating to 19,047,619 shares of Old National common stock. Pursuant to the Underwriting Agreement, the Underwriters were also granted a 30-day option to purchase up to an additional 2,857,143 shares of Old National common stock.
On November 25, 2024, the Underwriters exercised in full their option to purchase the additional 2,857,143 shares of Old National common stock pursuant to the Underwriting Agreement and, in connection therewith, the Company entered into an additional forward sale agreement (the “Additional Forward Sale Agreement” and, together with the Initial Forward Sale Agreement, the “forward sale agreements”) with the Forward Purchaser relating to 2,857,143 shares of Old National common stock, on terms essentially similar to those contained in the Initial Forward Sale Agreement.
In connection with the forward sale agreements, the Forward Purchaser or its affiliate borrowed from third parties an aggregate of 21,904,762 shares of Old National common stock. The forward sale agreements are classified as equity instruments under ASC 815-40 Contracts in Entity’s Own Equity.
The Company physically settled in full the forward sale agreements on May 23, 2025 by delivering 21,904,762 shares of Old National common stock to the Forward Purchaser. The Company received net proceeds from such sale of shares of Old National common stock and full physical settlement of the forward sale agreements of approximately $443.2 million.
The descriptions of the Underwriting Agreement, the Initial Forward Sale Agreement and the Additional Forward Sale Agreement set forth above do not purport to be complete and are qualified in their respective entireties by reference to the Underwriting Agreement and the Initial Forward Sale Agreement, attached as Exhibits 1.1 and 10.4, respectively, to the Company’s Current Report on Form 8-K filed on November 25, 2024, and the Additional Forward Sale Agreement, attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 26, 2024, and, in each case, incorporated herein by reference.
Basis of Pro Forma Presentation
The historical financial data of Old National and Bremer have been adjusted to give pro forma effect to the transaction accounting required for the mergers and the forward sale agreements. The adjustments in the unaudited pro forma condensed combined financial data have been identified and presented to provide relevant information necessary to evaluate the financial overview of the combined company upon closing of the mergers and full physical settlement of the forward sale agreements.
The unaudited pro forma condensed combined financial data is not necessarily indicative of what the combined company’s balance sheet or statement of income would have been had the mergers been completed and the forward sale agreements been fully physically settled as of the dates indicated, nor do they purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved because of the mergers. Bremer and Old National have not had any historical material relationship before the mergers. Accordingly, no pro forma adjustments were required to eliminate activities among the companies.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

	December 31, 2024
			Transaction Accounting Adjustments
(dollars in thousands)	Historical ONB	Historical Bremer	Fair Value	Other	Reference	Pro Forma Combined
Assets
Cash and due from banks	$394,450	$269,865	$(314,633)	$307,000	A, B, C	$656,682
Money market and other interest-earning investments	833,518	—	—	—		833,518
Investment securities	10,884,041	3,695,773	(384,000)	—	D	14,195,814
Loans held for sale	34,483	8,387	—	—		42,870
Loans	36,285,887	11,764,137	(665,000)	—	E	47,385,024
Allowance for credit losses	(392,522)	(117,819)	7,819	(80,000)	F, G	(582,522)
Net loans	35,893,365	11,646,318	(657,181)	(80,000)		46,802,502
Premises and equipment, net	588,970	151,198	—	—		740,168
Goodwill	2,175,251	—	381,275	—	H	2,556,526
Other intangible assets	120,847	619	498,897	—	I	620,363
Company-owned life insurance	859,851	179,617	—	—		1,039,468
Accrued interest receivable and other assets	1,767,496	506,636	263,000	21,250	J, K	2,558,382
Total assets	$53,552,272	$16,458,413	$(212,642)	$248,250		$70,046,293
Liabilities and shareholders' equity
Noninterest-bearing demand deposits	$9,399,019	$3,767,971	$—	$—		$13,166,990
Interest-bearing deposits	31,424,541	9,447,083	—	—		40,871,624
Borrowings	5,411,537	1,478,933	18,000	—	L	6,908,470
Accrued expenses and other liabilities	976,825	378,522	122,000	5,000	M, N	1,482,347
Total liabilities	47,211,922	15,072,509	140,000	5,000		62,429,431
Preferred stock	230,500	—	—	—		230,500
Common stock	318,980	113,466	(63,283)	21,905	O, B	391,068
Capital surplus	4,570,865	—	983,079	438,095	O, B	5,992,039
Retained earnings	1,966,048	1,491,470	(1,491,470)	(216,750)	O, P	1,749,298
Accumulated other comprehensive income (loss), net of tax	(746,043)	(219,032)	219,032	—	O	(746,043)
Total shareholders' equity	6,340,350	1,385,904	(352,642)	243,250		7,616,862
Total liabilities and shareholders' equity	$53,552,272	$16,458,413	$(212,642)	$248,250		$70,046,293
See accompanying notes to pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

	For the Year Ended December 31, 2024
			Transaction Accounting Adjustments
(dollars and shares in thousands, except per share data)	Historical ONB	Historical Bremer	Fair Value	Other	Reference	Pro Forma Combined
Interest income
Loans, including fees	$2,189,954	$657,100	$166,250	$—	Q	$3,013,304
Investment securities	365,862	104,721	76,800	—	R	547,383
Other	45,835	14,299	—	—		60,134
Total interest income	2,601,651	776,120	243,050	—		3,620,821
Interest expense
Deposits	846,262	287,467	—	—		1,133,729
Borrowings	224,606	68,615	(7,200)	—	S	286,021
Total interest expense	1,070,868	356,082	(7,200)	—		1,419,750
Net interest income	1,530,783	420,038	250,250	—		2,201,071
Provision for credit losses	110,619	29,246	—	85,000	G, N	224,865
Net interest income after provision for credit losses	1,420,164	390,792	250,250	(85,000)		1,976,206
Wealth and investment services fees	116,791	37,389	—	—		154,180
Service charges on deposit accounts	78,175	18,662	—	—		96,837
Debit card and ATM fees	43,400	12,104	—	—		55,504
Mortgage banking revenue	26,237	11,803	—	—		38,040
Other income	90,094	53,515	—	—		143,609
Total noninterest income	354,697	133,473	—	—		488,170
Salaries and employee benefits	603,095	221,048	—	—		824,143
Occupancy	110,429	19,031	—	—		129,460
Equipment	36,588	27,034	—	—		63,622
Technology	88,797	19,390	—	—		108,187
Professional fees	35,291	27,609	—	—		62,900
Amortization of intangibles	27,528	116	90,124	—	T	117,768
Merger-related costs	—	—	—	194,000	C	194,000
Other expense	192,695	184,175	—	(112,686)	U	264,184
Total noninterest expense	1,094,423	498,403	90,124	81,314		1,764,264
Income before income taxes	680,438	25,862	160,126	(166,314)		700,112
Income tax expense	141,250	4,596	40,031	(41,579)	V	144,299
Net income	539,188	21,266	120,094	(124,736)		555,813
Preferred dividends	(16,135)	—	—	—		(16,135)
Net income applicable to common shareholders	$523,053	$21,266	$120,094	$(124,736)		$539,678

Net income per common share
Basic	$1.69	$1.77				$1.41
Diluted	$1.68	$1.77				$1.41
Average common shares outstanding
Basic	309,499	12,000	38,183	21,905	W, B	381,587
Diluted	311,001	12,000	38,183	21,905	W, B	383,089
See accompanying notes to pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 1 - Basis of Presentation

The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the mergers under the acquisition method of accounting with Old National as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial condition or results of operations of the combined company had the companies been combined and had the forward sale agreements been physically settled at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of Bremer, as of the effective date of the mergers, will be recorded by Old National in most cases at their respective fair values and the excess of the merger consideration over the fair value of Bremer’s net assets will be allocated to goodwill.

In connection with the mergers, each share of Bremer common stock issued and outstanding immediately prior to the effective time, other than shares of restricted Bremer common stock and certain shares held by Old National or Bremer, was converted into the right to receive 4.182 shares of Old National common stock and cash in lieu of fractional shares and $26.22 in cash, with the transaction valued at approximately $1.3 billion based on the closing price of Old National common stock of $20.59 as of April 30, 2025 on the NASDAQ Stock Exchange.
The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment. Adjustments may include, but are not limited to, changes in the underlying values of assets and liabilities if market and credit conditions differ from current assumptions.
Note 2 - Preliminary Purchase Price Allocation
The following table sets forth a preliminary allocation of the total purchase price to the fair value of Bremer’s assets and liabilities as of Bremer’s audited consolidated balance sheet as of December 31, 2024, with the excess recorded as goodwill (in thousands).

Assets
Cash and due from banks[1]	$(44,768)
Money market and other interest-earning investments	—
Investment securities	3,311,773
Loans held for sale	8,387
Loans, net of allowance for credit losses	10,989,137
Premises and equipment	151,198
Other intangible assets	499,516
Company-owned life insurance	179,617
Accrued interest receivable and other assets	769,636
Total assets acquired	$15,864,496
Liabilities and shareholders' equity
Noninterest-bearing demand deposits	$3,767,971
Interest-bearing deposits	9,447,083
Total borrowings	1,496,933
Other liabilities	500,522
Total liabilities	15,212,509
Net assets acquired	651,987
Preliminary goodwill	$381,275
(1)    Reflects the impact of the $314.6 million cash portion of consideration paid in accordance with the Merger Agreement.

Note 3 - Pro Forma Adjustments
A)    Represents the $314.6 million cash portion of the consideration paid in accordance with the Merger Agreement.

B)    Represents the receipt of $460.0 million from the forward purchaser and the issuance of 21,904,762 shares, in accordance with the terms of the forward sale agreements and assuming such shares are issued at the forward sale price of $21.00 per share (before underwriting discounts and commissions) and that the forward sale agreements have been fully physically settled.

C)    Represents pre-tax nonrecurring merger-related costs of $194.0 million (net of tax $153.0 million) expected to be incurred as a result of the mergers and forward sale agreements and assuming such costs are incurred after closing of the mergers.

D)    Adjustments to reflect preliminary estimate of Bremer’s securities portfolio fair value based on estimates of expected cash flows and current interest rates.

E)    Adjustments to loans based on preliminary valuation include the following (i) adjustments for credit deterioration in the acquired loan portfolio, (ii) an interest rate mark based on current market interest rates and spreads, and (iii) a gross up of PCD loans, each as reflected in the following table:

Adjustments to loans
To record fair value related to the interest rate component of the loan portfolio	$(585,000)
To record fair value related to the credit component of the loan portfolio	(190,000)
To record the purchased credit deteriorated loan CECL gross-up	110,000
Total adjustment to loans	$(665,000)
F)    Adjustments to allowance for credit losses that consist of (i) an adjustment to reverse Bremer’s existing allowance for credit losses, (ii) the credit mark on purchased credit deteriorated loans, and (iii) an additional allowance for non-PCD loans under CECL which will be recognized through the income statement of the combined company following the closing of the mergers, each as reflected in the following table:

Adjustments to allowance for credit losses on loans
To eliminate Bremer's allowance for credit losses at closing	$117,819
Increase in the allowance for credit losses for gross-up for estimate of lifetime credit losses for purchased credit deteriorated ("PCD") loans	(110,000)
Total fair value adjustments to allowance for credit losses	7,819
Provision for estimated lifetime credit losses for non-PCD loans	(80,000)
Total transaction accounting adjustments to allowance for credit losses	$(72,181)

G)    Provision for estimated lifetime credit losses for non-PCD loans of $80,000 to be recorded immediately following consummation of the mergers.

H)    Adjustments to record estimated goodwill associated with the mergers of $381,275. Bremer did not have any historical goodwill immediately prior to the mergers.

I)    Adjustments to eliminate Bremer’s historical intangible assets of $619 and to record estimated core deposit and customer relationship intangibles associated with the mergers of $499,516.

J)    Adjustments to deferred tax assets to reflect the effects of acquisition accounting adjustments. An estimated blended federal and state statutory tax rate of 25% was used.

K)    Adjustments to deferred tax assets to record the income tax effect of the $80,000 provision for credit losses for non-PCD loans and $5,000 provision for credit losses on unfunded loan commitments. An estimated blended federal and state statutory tax rate of 25% was used.

L)    Adjustments to reflect preliminary estimate of fair value of Bremer’s Federal Home Loan Bank advances, subordinated debt and junior subordinated debentures based on current market rates and spreads for similar instruments.

M)    Adjustments to deferred tax liabilities of $125,000 to reflect the effects of acquisition accounting adjustments and to eliminate Bremer’s existing allowance for credit losses on unfunded commitments of $3,000. An estimated blended federal and state statutory tax rate of 25% was used.

N)    Provision for estimated lifetime credit losses for non-PCD unfunded loan commitments of $5,000 to be recorded immediately following consummation of the mergers.

O)    Adjustments to eliminate Bremer’s historical common equity and to record the issuance of Old National common stock to holders of Bremer common stock. At the effective date of the mergers, these shares were valued at approximately $1,033,262, with estimated values of $50,183 to common stock and $983,079 to capital surplus.

P)    Adjustments to retained earnings to reflect the after-tax effect of the provision for credit losses for non-PCD loans and unfunded commitments of $63,750 and nonrecurring merger-related costs expected to be incurred as a result of the mergers of $153,000.

Q)    Net adjustments to interest income to record estimated accretion of discounts on loans associated with the mergers. The discount is expected to be accreted over seven years using the sum-of-years digits method.

R)    Net adjustments to interest income to record estimated accretion of discounts on investment securities associated with the mergers. The discount is expected to be accreted over five years using the straight-line method.

S)    Adjustments to interest expense to record amortization of net premiums on acquired borrowings associated with the mergers. The premium is expected to be amortized over two and a half years using the straight-line method.

T)    Net adjustments to intangible amortization expense to eliminate Bremer’s historical intangible amortization expense and to record estimated amortization associated with the mergers. The discounts on the core deposit intangible and the customer relationship intangible are expected to be amortized over 10 and 13 years, respectively, using the sum-of-years digits method.

U)    Adjustment to other expense as a result of the $112,686 goodwill impairment recognized by Bremer which is not expected to repeat.

V)    Adjustment to income tax expense as a result of the transaction accounting adjustments. An estimated blended federal and state statutory tax rate of 25% was used.

W)    Adjustments to weighted-average common shares outstanding to eliminate weighted-average shares of Bremer common stock outstanding and to record shares of Old National common stock outstanding using the exchange ratio of 4.182 per the Merger Agreement.